February 4, 1999

Mr. Steve Rudnik, CEO
MAGNITUDE INFORMATION SYSTEMS, INC.
50 Tannery Road
Branchburg, New Jersey 08876

Re: Additional Compensation Agreement Modification

Dear Mr. Rudnik:

      This letter will set forth our agreement regarding the modification of my existing employment agreement with Magnitude Information Systems, Inc. formerly known as Proformix Systems, Inc. (the "Company") for service rendered during 1998 and the provision for additional compensation to be paid to the undersigned arising thereunder.

      In consideration of the services heretofore rendered by the undersigned to the Company during 1998, the undersigned shall receive 150,000 shares of the Company's common shares of stock and shall additionally receive vested options to purchase from the Company 535,000 shares of the Company's common shares of stock at purchase price of $.50 per share payable in cash or in kind upon option exercise. The foregoing options shall be exercisable for a period of five (5) years from the date hereof. Except for the foregoing, the existing employment agreement shall remain unchanged.

      If the forgoing properly reflects our understanding, please so indicate and date this agreement in the space provided below and return one fully execute copy for my files. After the counter-execution of this Agreement, kindly issue and forward the necessary Company stock certificates and options as recited above.

      An additional copy of this agreement is enclosed for your convenience.

                                                Very truly yours,


                                                BY: /s/ Michael G. Martin
                                                   -----------------------------
                                                   Michael G. Martin


AGREED AND ACCEPTED BY:
MAGNITUDE INFORMATION SYSTEMS, INC.


BY: /s/ Steve Rudnik, CEO
    -------------------------------
        Steve Rudnik, CEO

Dated: 2/5/99